UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under Rule 14a-12

SPARTANNASH COMPANY
(Name of Registrant as Specified in Its Charter)

MACELLUM HOME FUND, LP

MACELLUM HUDSON FUND, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

ANCORA CATALYST, LP

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA ALTERNATIVES LLC

ANCORA HOLDINGS GROUP, LLC

FREDRICK DISANTO

JOHN E. FLEMING

MICHAEL J. LEWIS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MACELLUM HOME FUND, LP

APRIL 19, 2022

Dear Fellow SpartanNash Shareholder:

Macellum Home Fund, LP and the other participants in this solicitation (collectively, the “Investor Group” or “we”) beneficially own a total of 1,672,060 shares of common stock, no par value (the “Common Stock”), of SpartanNash Company, a Michigan corporation (“SpartanNash” or the “Company”), constituting approximately 4.7% of the outstanding Common Stock, making us one of the Company’s largest shareholders.

We believe that SpartanNash has great underlying assets but is not achieving full and fair value because it lacks critical skillsets on the board of directors (the “Board”). The Board is currently composed of twelve directors, three of whom will not be seeking election at the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”). Through the attached Proxy Statement, we are soliciting proxies to elect not only our three (3) nominees, but also the candidates who have been nominated by the Company other than M. Shân Atkins, Douglas A. Hacker and William R. Voss. This gives shareholders who wish to vote for our nominees the ability to vote for a full slate of nine (9) nominees in total. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. Your vote to elect our nominees will have the legal effect of replacing three incumbent directors with our nominees. If elected, our nominees will constitute a minority on the Board and there can be no guarantee that our nominees will be able to implement the actions that they believe are necessary to unlock shareholder value. However, we believe the election of our nominees is an important step in the right direction for enhancing long-term value at the Company.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed BLUE proxy card today. The attached Proxy Statement and the enclosed BLUE proxy card are first being furnished to the shareholders on or about April 19, 2022.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated BLUE proxy card or by voting virtually at the 2022 Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Saratoga Proxy Consulting LLC, which is assisting us, at its address and toll-free number listed below.

Thank you for your support,

/s/ Jonathan Duskin

Jonathan Duskin
Macellum Home Fund, LP

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of the Investor Group’s proxy materials,

please contact:

Shareholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

2022 ANNUAL MEETING OF SHAREHOLDERS

OF

SPARTANNASH COMPANY

_________________________

PROXY STATEMENT
OF
MACELLUM HOME FUND LP
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

Macellum Home Fund, LP, a Delaware limited partnership (“Macellum Home”), and the other participants in this solicitation (collectively, the “Investor Group” or “we”) are significant shareholders of SpartanNash Company, a Michigan corporation (“SpartanNash” or the “Company”), who beneficially own, in the aggregate, 1,672,060 shares of common stock, no par value (the “Common Stock”), of the Company, constituting approximately 4.7% of the outstanding Common Stock. We believe that the Board of Directors of the Company (the “Board”) must be refreshed to ensure that the Board takes the necessary steps to maximize value for all of the Company’s stockholders. We have nominated three highly qualified directors who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock stockholder value. We are furnishing this proxy statement and accompanying BLUE proxy card to holders of Common Stock in connection with the solicitation of proxies in connection with the Company’s 2022 annual meeting of shareholders scheduled to be held virtually on June 9, 2022 at 10:00 a.m., Eastern Daylight Time (including any and all adjournments, postponements, continuations or reschedulings thereof, or any other meeting of shareholders held in lieu thereof, the “2022 Annual Meeting”). You may only participate in the virtual meeting by registering in advance at www.cesonlineservices.com/sptn22_vm prior to the deadline of 10:00 a.m. Eastern Daylight Time on June 8, 2022.

At the 2022 Annual Meeting, stockholders are being asked to take the following actions:

1.	To elect Macellum Home’s three director nominees, Jonathan Duskin, John E. Fleming, and Michael J. Lewis (each a “Nominee” and, collectively, the “Nominees”) to hold office until the 2023 annual meeting of shareholders (the “2023 Annual Meeting”) and until their respective successors have been duly elected and qualified in opposition to three of the Company’s director nominees;

2.	To vote on an advisory resolution to approve the compensation of the Company’s named executive officers (the “say-on-pay” vote);

3.	To vote on the Company’s Associate Stock Purchase Plan of 2022 (the “Associate Plan”), including the reservation of 300,000 shares for issuance thereunder; and

4.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors the current fiscal year (the fiscal year ending December 31, 2022); and

5.	To transact such other business, if any, as may properly come before the 2022 Annual Meeting and any adjournment thereof.

Due to the COVID-19 pandemic, the Company has disclosed that the 2022 Annual Meeting will be held in a virtual format via a live webcast at www.cesonlineservices.com/sptn22_vm. According to the Company’s proxy statement, you may only participate in the virtual meeting by registering in advance at www.cesonlineservices.com/sptn22_vm prior to the deadline of 10:00 a.m. Eastern Daylight Time on June 8, 2022. Please have the Company’s voting instruction form, proxy card or other communication containing your control number available and follow the instructions to complete your registration request. Upon completing registration, the Company has disclosed that participants will receive further instructions via email, including unique links that will allow them to access the 2022 Annual Meeting and will permit them to submit questions during the 2022 Annual Meeting.

The Board is currently composed of twelve directors. The Company has disclosed that three current Board members will not be seeking election at the 2022 Annual Meeting and effective immediately upon the close of the 2022 Annual Meeting, the size of the Board will be reduced from twelve to nine directors. Through this Proxy Statement, we are soliciting proxies to elect not only our three Nominees, but also the candidates who have been nominated by the Company other than M. Shân Atkins, Douglas A. Hacker and William R. Voss. This gives shareholders who wish to vote for our Nominees the ability to vote for a full slate of nine nominees in total. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. Your vote to elect our Nominees will have the legal effect of replacing three incumbent directors with our Nominees. If elected, our Nominees will constitute a minority on the Board and there can be no guarantee that our Nominees will be able to implement the actions that they believe are necessary to unlock shareholder value. However, we believe the election of our Nominees is an important step in the right direction for enhancing long-term value at the Company and that, if elected, our Nominees will bring fresh perspectives, talented leadership, and responsible oversight in implementing a much-needed turnaround at SpartanNash.

As of the date hereof, Macellum Home, together with Macellum Hudson Fund, LP, a Delaware limited partnership (“Macellum Hudson”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), and Jonathan Duskin (together with Macellum Home, Macellum Hudson, Macellum Advisors and Macellum GP, the “Macellum Group”), Ancora Catalyst Institutional, LP, a Delaware limited partnership (“Ancora Catalyst Institutional”), Ancora Catalyst, LP, a Delaware limited partnership (“Ancora Catalyst”), Ancora Merlin, LP, a Delaware limited partnership (“Ancora Merlin”), Ancora Merlin Institutional, LP, a Delaware limited partnership (“Ancora Merlin Institutional” and, together with Ancora Catalyst Institutional, Ancora Catalyst and Ancora Merlin, the “Ancora Funds”), Ancora Alternatives LLC, an Ohio limited liability company (“Ancora Alternatives”), Ancora Holdings Group, LLC, an Ohio limited liability company (“Ancora Holdings”), and Fredrick DiSanto (together with the Ancora Funds and Ancora Alternatives, the “Ancora Group” and, together with the Macellum Group, the “Investor Group”), and each of the other Nominees (each a “Participant” and collectively, the “Participants”) collectively beneficially own 1,672,060 shares of Common Stock (the “Group Shares”). We intend to vote the Group Shares FOR the election of the Nominees, AGAINST the say-on-pay vote, FOR the approval of the Associate Plan, and FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current fiscal year (the fiscal year ending December 31, 2022), as described herein.

The Company has set the close of business on April 11, 2022 as the record date for determining shareholders entitled to notice of and to vote at the 2022 Annual Meeting (the “Record Date”). The mailing address of the principal executive offices of the Company is 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700. Shareholders of record at the close of business on the Record Date will be entitled to vote at the 2022 Annual Meeting. According to the Company, as of the Record Date, there were 36,146,733 shares of Common Stock outstanding who are entitled to one vote on each matter for each share of Common Stock held on the Record Date.

THIS SOLICITATION IS BEING MADE BY THE INVESTOR GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE 2022 ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH THE INVESTOR GROUP IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE 2022 ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED BLUE PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

THE INVESTOR GROUP URGES YOU TO SIGN, DATE AND RETURN THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING, AND RETURNING THE ENCLOSED BLUE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE 2022 ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE 2022 ANNUAL MEETING OR BY VOTING VIRTUALLY AT THE 2022 ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting—This Proxy Statement and our BLUE proxy card are available at

www.CreateValueatSpartanNash.com

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own. The Investor Group urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees and in accordance with the Investor Group’s recommendations on the other proposals on the agenda for the 2022 Annual Meeting.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed BLUE proxy card and return it to the Investor Group, c/o Saratoga Proxy Consulting LLC (“Saratoga”) in the enclosed postage-paid envelope today.
•	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a BLUE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the Company’s proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our three Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of the Investor Group’s proxy materials,

please contact:

Shareholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

BACKGROUND OF THE SOLICITATION

Below is a summary of the material events leading up to this Solicitation (as defined below):

•	Prior to making any material investment in a company, Macellum undertakes a detailed analysis and extensive due diligence to understand the root causes of a company’s underperformance. Such analysis and due diligence includes meeting with management, site visits, consultation with industry experts and development of tangible strategies to unlock shareholder value.
•	On November 11, 2021, the Company held an earnings call to discuss its third quarter fiscal 2021 financial results, in which the Company announced that they were delaying their Investor Day until sometime during the first half of 2022 and looked forward to gathering in the spring.
•

On November 15, 2021, representatives from Macellum had a call with Jason Monaco, the Company’s Executive Vice President and Chief Financial Officer to discuss the Company’s business. A primary focus of the call was trying to understand the Company’s deteriorating results, its relative underperformance vs. its retail peers and food distribution peers*, how the Company expected to improve results, and how the Company expected to drive shareholder value.

•	On December 2, 2021, representatives from Macellum had a meeting with Tony Sarsam, the Company’s President and CEO and Mr. Monaco in Grand Rapids, Michigan to discuss the Company’s business and their plan to create shareholder value. Mr. Sarsam and Mr. Monaco did not provide any detail on their strategy besides reiterating the Company’s savings of $15-$30 million from their supply chain transformation initiative. Representatives from Macellum communicated that they were continuing to evaluate the Company’s prospects, but acknowledged that they were often active investors who nominated directors in an effort to get the most qualified directors on boards to help struggling companies. Representatives from Macellum further indicated that, after digesting the information they learned during the meeting, they would consider nominating directors for election at the 2022 Annual Meeting.
•	On December 8, 2021, Macellum Home Fund privately delivered a notice (the “Nomination Notice”) to the Company nominating five candidates (the “Original Nominees”), including the Nominees, for election to the Board at the 2022 Annual Meeting. The Original Nominees possessed grocery and/or distribution expertise and included shareholder representatives, which Macellum felt was particularly important given the Board’s low share ownership and consistent large insider selling over time. At this time, Macellum had completed substantially all of its due diligence on the Company and was preparing a detailed strategic plan to address the Company’s valuation gap as well as its operational and stock underperformance. Even though Macellum had not yet made a sizable investment in the Company, based on its preliminary analysis, Macellum expected to accumulate a material amount of the Company’s common stock in the near term. Since the Company had set a deadline to submit notice of director nominations roughly 5 1/2 months before the Company’s expected annual meeting of shareholders (while many other companies set deadlines for shareholder nominations just 90 days in advance), Macellum determined to nominate candidates for election in order to preserve its rights as a shareholder. Also on this day, Macellum and the Original Nominees entered into a group agreement (the “Original Group Agreement”) in which, among other things, (a) the parties agreed, to the extent required by applicable law, to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company, (b) the parties agreed to form a group for the purpose of seeking representation and soliciting proxies for the election of persons to be nominated by the parties to the Board at the 2022 Annual Meeting (the “Solicitation”), (c) Macellum agreed to cover all pre-approved expenses in connection with the Solicitation and (d) none of the Original Nominees agreed to speak on behalf of the group without the prior consent of Macellum.

* As used throughout this Proxy Statement, “Retail Peers” refer to KR, ACI, BJ, IMKTA, and WMK and “Food Distribution Peers” refer to ANDE, PFGC, UNFI, SYY, and USFD.

•	On December 12, 2021, representatives from Macellum had a call with Mr. Sarsam and Mr. Monaco to discuss its nomination of directors. Representatives from Macellum communicated their intent to continue to increase their ownership in the Company, reiterated that they nominated to preserve their rights as shareholders and highlighted their concerns with the current configuration of the Board. Representatives from Macellum highlighted the lack of industry specific expertise and the value of having a shareholder representative of the Board. Representatives from Macellum also reiterated Macellum’s concerns with the Company’s underperformance compared to its retail peers and food distribution peers, the Board’s history of past acquisitions that have not been accretive, the Board’s decision to undertake a deal with Amazon that was dilutive to shareholders, and the Board’s apparent lack of strategy to create shareholder value. Macellum left this meeting expecting to continue its dialogue over the next few months regarding the Board’s composition and its concerns regarding the Company’s persistent underperformance.
•	On December 27, 2021, the Board entered into new employment agreements with each of Messrs. Sarsam and Monaco and Yvonne Trupiano, EVP & Chief Human Resources Officer. The new employment agreements provided a meaningful increase in change of control payments to these executive officers. Despite serving as CEO for just 18 months at this point, the Board agreed to pay Mr. Sarsam up to 23% more if the Company was sold. Macellum questioned the timing of these new agreements, which followed Macellum’s delivery of the Nomination Notice, and whether the proposed compensation adequately aligned with shareholders best interests.
•	On February 7, 2022, without any outreach from the Company to Macellum since its meetings in November and December 2021, the Company announced that it had determined to add three new directors to the Board, claiming that it had begun a self-refreshment process back in the summer of 2021, a fact that had not been shared with Macellum during its prior meetings with management. The Company also announced that three long tenured directors would not stand for re-election at the 2022 Annual Meeting, so that the Board would shrink to nine directors after the 2022 Annual Meeting. Notably, none of the new directors added to the Board possessed grocery and/or food distribution expertise or could be considered a shareholder representative, representing the interests of a large shareholder. Shortly after the Company’s press release was issued announcing the Board’s self-refreshment, Mr. Monaco emailed representatives of Macellum to flag the announcement.
•	Later on February 7, 2022, representatives from Macellum responded to the email from Mr. Monaco that they were disappointed by the Board’s decision to self-refresh without engaging with Macellum or any of their Original Nominees. Representatives from Macellum also pointed out that the self-refresh failed to bring, what Macellum believes, to be the skills and experience need to turn the Company around and create shareholder value.
•	On February 9, 2022, representatives from Macellum had a call with Mr. Sarsam and Mr. Monaco to discuss the Board’s self-refresh. At this meeting, representatives from Macellum informed the Company that it owned a meaningful amount of stock that would continue to grow and made reference the size of other Macellum investments as a reference to how large the investment could become. Representatives from Macellum further expressed Macellum’s disappointment that the Board did not reach out to Macellum at any point to discuss any of the Original Nominees. Representatives of Macellum also reiterated Macellum’s surprise that none of the new directors possessed significant grocery and/or food distribution expertise. Representatives from Macellum therefore asked to speak to the Board.

•	On February 14, 2022, Mr. Monaco emailed representatives from Macellum stating that the Board could meet no earlier than February 22, 2022.
•	On February 24, 2022, the Company released its fourth quarter and fiscal 2021 financial results and held an earnings call, in which the Company reiterated its $15-$30 million supply chain transformation plan. During the earnings call, however, Mr. Monaco implied that this $15-$30 million target would not fall to the bottom line as the plan and the outlook continues to reflect increased labor costs as a significant headwind that would be offset by the supply chain transformation.
•	Later on February 24, 2022, representatives from Macellum had a call with Mr. Monaco to discuss the Company’s fourth quarter fiscal 2021 results. Representatives from Macellum reiterated Macellum’s disappointment with the Company’s underperformance compared to its retail peers and food distribution peers. Representatives from Macellum tried to understand the Company’s path forward to create shareholder value but did not get any concrete examples of how management was planning to improve the business. Representatives from Macellum highlighted Macellum’s concern with the significant increase in capital expenditure guidance without a detailed plan for the future direction of the Company and particularly in light of the Company’s disappointing guidance for fiscal 2022 that expected flat to up to 7% EBITDA from fiscal 2021 levels. Further, representatives from Macellum expressed disappointment that no conversation or public disclosure ever contemplated a capital expenditure intensive plan to generate improvements in the business. In response to Macellum’s question about the delivery of a 3-year plan to shareholders, Mr. Monaco responded that they still were not prepared to deliver a 3-year plan and hoped to set a date in the late spring for an Investor Day.
•	On March 1, 2022, representatives from Macellum had a call with Doug Hacker, Chairman of the Board, Shan Atkins, Chair of the Audit Committee, and Bill Voss, Chair of the Nominating and Corporate Governance Committee. Representatives from Macellum reiterated Macellum’s disappointment that the Company had not engaged with Macellum regarding its Original Nominees or asked for any input in the Board’s self-refreshment. Representatives from Macellum repeated their disappointment that the Board did not add any new members to the Board with significant grocery and/or food distribution expertise nor a shareholder representative. Representatives from Macellum gave a 28-page presentation to the Board that detailed, among other things, its concerns with the following: the Company’s long-term stock underperformance vs. its retail peers and food distribution peers, the Company’s disappointing revenue growth vs. its retail peers and food distribution peers, the Company’s significant underperformance in EBITDA, EBIT, and EBT growth vs. its retail peers and food distribution peers, the Company’s disappointing track record of non-accretive acquisitions, the Company’s struggle to forecast the business, the Company’s Amazon deal that was approved by the Board and appears very dilutive to shareholders, the Company’s resulting low valuation, and the Company’s lack of alignment with executive compensation with performance. Finally, Macellum gave suggestions to the Board that could significantly help drive meaningful shareholder value. At this meeting, representatives from Macellum informed the Company that it now owned a meaningful amount of the Company’s outstanding Common Stock that was approaching 5%. Representatives from Macellum concluded that the Board still needed further refreshment including grocery and/or food distribution expertise as well as a shareholder representative.

•	Later on March 3, 2022, counsel to Macellum sent a letter to the Company’s general counsel (the “Universal Proxy Request”) requesting that the Company consent to the use of a universal proxy card for the 2022 Annual Meeting, that is, listing all director candidates duly-nominated by Macellum and the Company on both Macellum’s and the Company’s proxy cards. Given that the SEC announced amendments to the federal proxy rules to require the use of universal proxy cards in all contested director elections occurring after August 31, 2022 (the “New Proxy Rules”), just a few months after the 2022 Annual Meeting, counsel to Macellum communicated Macellum’s views that it would be best corporate governance practices for the Company to use a universal proxy card at the 2022 Annual Meeting. Counsel to Macellum requested to receive a response from the Company no later than March 11, 2022.
•	Also on March 3, 2022, Macellum delivered to the Company a demand to inspect its books and records (the “Books and Records Demand”), pursuant to Michigan law.
•	On the evening of March 3, 2022, in response to an email from Mr. Hacker requesting the parties reconvene later in March, Macellum responded and requested that the response be delivered to the full Board. In the response, Macellum expressed its disappointment that the Board did not seem to want to have any active engagement with Macellum before both sides needed to file proxy materials and that this pattern of no meaningful engagement reinforced why Macellum believed there needed to be more substantive Board change. In a final effort to avoid an escalation to a proxy contest, Macellum proposed terms for settlement in which four Original Nominees would be added to the Board, with two additional incumbent directors stepping down. Macellum also proposed that the Company would announce a process to explore strategic alternatives, the Board would form a special committee to oversee the strategic review process, with its composition split between new and old members of the Board and a shareholder representative leading the committee, and a commitment for the Board to commit to a sale-leaseback of a significant portion of the Company’s owned real estate.
•	On March 4, 2022, Mr. Hacker acknowledged receipt of Macellum’s email with a proposal for settlement and that it was shared with the full Board. Mr. Hacker proposed another video meeting to discuss further.
•	On March 7, 2022, representatives from Macellum had a video meeting with Mr. Sarsam, Mr. Monaco, Mr. Hacker, Ms. Atkins, Mr. Voss, and Jaymin Patel, one of the Company’s new directors in its self-refreshment. During this meeting, the representatives from the Board acknowledged they needed more grocery and food distribution experience on the Board. They requested to interview two of the Nominees, Mr. Fleming and Mr. Lewis, and would consider “maybe” adding one of them or, a mutually agreed upon candidate that their search firm would look for. The representatives from the Board indicated that they would not add a shareholder representative to the Board and they would not agree to announce the exploration of strategic alternatives or commit to undertake any sale-leaseback transaction. Mr. Hacker expressed the Board’s views that the Board thought the Company was performing well based on the Company’s total shareholder return (TSR) from the Company’s lowest point, a view Macellum believes does not represent the true long term performance of the Company that the Board had overseen. Representatives from Macellum observed that this performance substantially benefited from the unique positive tailwinds brought on by the COVID pandemic and did not represent sustainable operational improvements the Company implemented. Representatives from Macellum informed the Board representatives that this was not a counter offer they could consider and asked the Board to reconsider their response.
•	Later on March 7, 2022, the Macellum Group discussed grouping with the Ancora Group and reducing Macellum’s slate of director nominees from five to three, which the three remaining Nominees would possess the critical skillsets Macellum believed was missing from the Board; specifically, grocery, food distribution and a shareholder mindset.

•	Effective March 7, 2022, the Macellum Group and the Ancora Group entered into an Amended and Restated Group Agreement with the Nominees (the “Amended Group Agreement”), which amended and restated the Original Group Agreement and which, among other things, (a) the parties agreed, to the extent required by applicable law, to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company, (b) the parties agreed to form a group for the purpose of seeking representation and soliciting proxies for the election of persons to be nominated by the parties to the Board at the 2022 Annual Meeting, (c) the parties agreed to provide notice to a representative of Macellum of all purchases of securities of the Company, and (d) the Macellum Group and the Ancora Group agreed to bear all out-of-pocket costs and expenses incurred in connection with their activities, subject to certain limitations, on a pro rata basis based on the number of shares of Common Stock of the Company directly or indirectly owned by each of the Macellum Group and the Ancora Group, and (f) the parties agreed that any SEC filing, press release, public communication proposed to be made or issued by the parties in connection with their activities shall be mutually agreeable between the Macellum Group and the Ancora Group.
•	On March 9, 2022, representatives from Macellum had a call with Mr. Sarsam, Mr. Monaco, and Mr. Hacker, in which the Board revised its initial counter-proposal. In response, the Board offered to appoint either Mr. Fleming or Mr. Lewis, at the Board’s choice, with no additional directors stepping off the Board, thereby increasing the Board to 10 members. The Board also proposed forming a special committee to undertake a strategic review, which would be led by the Company’s CEO and include the Macellum nominee selected by the Board. Macellum felt this proposal was highly unusual given the inherent conflict of interest any CEO would have facing the prospect of potentially losing his or her job. Macellum further believed this proposal was an initial indication that the Board was not sincere in its desire to improve the functioning of the Board. Rather, Macellum felt that the Board was merely trying to placate Macellum and this counter-proposal would not result in any meaningful change. The Board further indicated that it did not want to publicly announce the formation of the committee or any strategic review process out of fear that investors and market participants might “actually think” the Company could be for sale, a comment that left little doubt in Macellum’s mind that this was not a sincere counter-proposal and was only intended to be the quickest path back to the status quo. Representatives from Macellum responded that they didn’t think this proposal would work to change the Company’s trajectory. The Board’s representatives indicated that they believed their self-refreshment was going to satisfy their institutional investors because they added “diverse” members to the Board and felt confident Macellum would not win more than a single director if this went to a contest. Macellum responded that it believed shareholders would focus on the Company’s long-term performance rather than the Company’s reactive self-refresh that did not add grocery and/or food distribution expertise nor a shareholder representative to the Board.
•	On March 10, 2022, counsel to the Company responded to the Books and Records Demand and provided a draft non-disclosure agreement in connection therewith.
•	On March 11, 2022, counsel to the Company responded to the Universal Proxy Request, rejecting the use of a universal proxy card for the 2022 Annual Meeting.
•	On March 18, 2022, the Investor Group filed a preliminary proxy statement and issued an open letter detailing its reasons for undertaking the Solicitation, as summarized below in “Reasons for this Solicitation,” and its rationale for why the Company should evaluate strategic alternatives. In the letter, the Investor Group noted that the Nominees could help develop a credible and clear operating plan which could then be weighed against strategic alternatives.

•	On March 23, 2022, the Investor Group and the Issuer entered into a non-disclosure agreement in connection with the Books and Records Demand.

•	On April 4, 2022, the Investor Group delivered a notice notifying the Company of the withdrawal of two Original Nominees and the continuation of the Nominees as nominees for election to the Board at the 2022 Annual Meeting. Later that day, the Investor Group filed a revised preliminary proxy statement.
•	On April 19, 2022, the Investor Group filed this definitive proxy statement.

REASONS FOR THE SOLICITATION

WE BELIEVE THE TIME FOR SUBSTANTIAL CHANGE IS NOW

We believe the Company is at a critical inflection point. Our analysis and engagement to date lead us to believe that SpartanNash’s leadership is wed to a flawed corporate structure and has failed to implement basic operating initiatives while leaving $1 billion of owned real estate sitting idle on the balance sheet. We believe these missteps have resulted in poor operating results and sustained share price underperformance for too long. Moreover, we believe the Board’s failure to effectively develop succession plans has resulted in constant chaos in the C-suite, with four changes to the Company's Chief Executive Officer role in five years yet no clear strategy for value creation. Accordingly, we believe shareholder-driven change is urgently needed in the boardroom.

We are seeking to accomplish the following for the benefit of all shareholders:

1.	Elect our three-member slate, which possesses corporate governance experience, finance acumen, grocery and food distribution expertise, strategic planning knowhow and sorely needed ownership perspectives;

2.	Replace Chairman Douglas Hacker (who has 17 years of service, including his board service at Nash Finch prior to its merger with SpartanNash), Director Margaret Shan Atkins (who has 19 years of service, including her board service at Spartan Stores prior to its merger with Nash Finch) and Director William Voss (who has 24 years of service, including his board service at Nash Finch, where he also served as its Chairman)[1];

3.	Ensure the Company finally has a credible and clear operating plan for delivering enhanced value; and

4.	Ensure a properly refreshed Board is comparing a new operating plan to strategic alternatives, which should be reviewed in a transparent manner to determine whether value can be maximized immediately. We believe there is at least one financial buyer and one real estate firm that have been interested in pursuing transactions with SpartanNash over the past two years. Our analysis suggests there is still substantial interest from outside parties willing to pay a meaningful premium for the whole Company, its owned real estate, or its assets.

The Board Has Overseen Long-Term Share Price Underperformance

SpartanNash’s stock price has underperformed its overall peers2, retail peers3 and food distribution peers4 as well as relevant indices over multiple time periods, as detailed below.

1 Douglas Hacker’s 17 years of service includes his years of service as a director at Nash Finch starting in May 2005, prior to its merger with Spartan Stores in November 2013, which following the merger, the combined companies became SpartanNash (the “SpartanNash Merger”). Margaret Shan Atkins’ 19 years of service includes her service as a director at Spartan Stores starting in August 2003 prior to the SpartanNash Merger. William Voss’ 24 years of service includes his service as a director at Nash Finch from November 1998 until the SpartanNash Merger, including serving as Chairman of Nash Finch’s board of directors from May 2006 until the SpartanNash Merger.

2 “Overall Peers” or “Overall Industry” refers to KR, ACI, BJ, IMKTA, WMK, ANDE, PFGC, UNFI, SYY, USFD, OMI, PDCO, SNDR, MRC, UNVR, VRTV, and WCC.

3 “Retail Peers” or “Retail Industry Peers” refers to KR, ACI, BJ, IMKTA, and WMK.

4 Food Distribution Peers” or “Food Distribution Industry Peers” refers to ANDE, PFGC, UNFI, SYY, and USFD.

Source: Bloomberg LP as of 03/17/2022.

1 “Proxy Peers” or “Proxy Peer Group” refers to BJ, IMKTA, WMK, ANDE, PFGC, UNFI, OMI, PDCO, SNDR, MRC, UNVR, VRTV, and WCC.

2 “ISS Peers” or “ISS Peer Group” refers to IMKTA, WMK, RAD, SFM, ANDE, OMI, PDCO, UNVR, BECN VRTV, and WCC, which are the peers used by ISS in its report relating to the 2021 annual meeting of shareholders.

The Board Has Overseen Long-Term Operating Underperformance

Operationally, SpartanNash’s total adjusted EBIT has declined 16% and margins have contracted by 46 basis points since 2014. The Company has consistently and materially underperformed its respective retail peers and food distribution peers. SpartanNash is failing to keep up with growth rates and margin expansion compared to its retail peers, with the Company experiencing declines far worse than its food distribution peers. When combined with the losses in its military business, SpartanNash has meaningfully underperformed its overall peers. Also of note, the Company’s results have declined and underperformed since the beginning of 2021, which we believe is a reasonable starting point by which to measure the Company’s new management team under its most recent President and Chief Executive Officer, Tony B. Sarsam.

Further details regarding the underperformance of the Company’s Retail and Food Distribution segments in addition to the perennial losses emerging from the Company’s military business are set forth below:

Retail Segment Underperformance

•	SpartanNash’s Retail segment sales have lagged its retail peers by 2,000 basis points since 2014.
•	Adjusted EBITDA in the Retail segment has only grown by 12%, while the Company’s retail peers have grown by 121% since 2014.

•	Adjusted EBITDA margins in the Retail segment are 227 basis points behind the Company’s retail peers, which have grown 116 basis points since 2014.

•	Similarly, all the above metrics have lagged the Company’s retail peers since the beginning of 2020. Sales, in particular, have lagged with SpartanNash’s Retail segment growing 8% compared to 18% for its retail peers.

Food Distribution Segment Underperformance

•	The Company’s Food Distribution segment sales have grown 33% since 2014, while its food distribution peers have grown materially by 129%.
•	Adjusted EBITDA in the Food Distribution segment has stagnated, only growing 2% while the Company’s food distribution peers have grown Adjusted EBITDA by 80% since 2014.
•	In fiscal year 2021, SpartanNash’s Adjusted EBITDA in the Food Distribution segment has contracted by 10%, compared to its food distribution peers, which have grown by 52%.
•	Similarly, all the above metrics have lagged the Company’s food distribution peers since the beginning of 2020. Average sales of the Company’s food distribution peers have grown by 27% while the Company has only grown by 12% in this segment.

Losses Pile Up in the Military Business

•	The Company’s Military business has gone from $21.3 million in EBIT to a loss of $19.3 million, declining six straight years. Further, we are not aware of any public plans to improve or divest this business. In the last three years alone, the business has lost $35 million.

We Have Concerns with the Board’s Ineffective Succession Planning

The Board recently hired Mr. Sarsam, as the Company’s President and Chief Executive Officer in September 2020 and Jason Monaco, as the Company’s Executive Vice President and Chief Financial Officer in March 2021. Neither Mr. Sarsam nor Mr. Monaco appear to have any meaningful grocery experience. In addition, we note that prior to joining SpartanNash, Mr. Sarsam was the Chief Executive Officer at Borden Dairy Co. from March 2018 until September 2020 and Mr. Monaco was Borden Dairy’s Chief Financial Officer from December 2018 until August 2020. Under their leadership, Borden Dairy filed for bankruptcy in January 2020. Historically, we would avoid a contested election when a company has a new CEO. However, given that we currently have a Board that has historically failed to create value and whose last CEO hire (prior to Mr. Sarsam and excluding interim CEO Dennis Edison) was extremely disappointing, we cannot take the risk it has made another error. The prior CEO, David M. Staples, was hired in 2017, and the Board was equally excited about his hire as it has been with Mr. Sarsam. However, Mr. Staples then drove a 41% decline in EBIT in two years and was replaced by Mr. Edison after 27 months. The turmoil and disruption that has been caused to the Company by changing CEOs four times in five years is evident in the Company’s financial results and is a strong indictment of this Board’s inability to carry out its most fundamental duty – effective succession planning.

We Believe the Board Is Attempting to Entrench Itself

The Board, reacting to our nomination of directors, recently self-refreshed, adding three directors that do not have the requisite grocery and food distribution skills we believe are needed in the boardroom. The Board also failed to appoint a shareholder representative, which we believe this Company desperately needs to better align shareholder interests. While the Board had notice of our highly qualified nominees since December 7, 2021, it chose not to engage with us, solicit our input in its self-refreshment or even interview our nominees. It is rarely the case that a board that has failed to create value for shareholders over a long period of time can be relied upon to effectively self-refresh, particularly when it would appear the process was a reaction to what might become a contested election. We believe that is the case here.

Despite the Board’s self-refresh, three extremely long-tenured directors remain on the Board and in positions of power – with Ms. Atkins serving as Chair of the Audit Committee, Mr. Hacker serving as Chairman of the Board and Mr. Voss serving as Chair of the Nominating and Corporate Governance Committee. Following the Board’s self-refresh, we are doubtful meaningful change will occur in the boardroom until these leaders are replaced.

We Believe Meaningful Board Change and a Strategic Alternatives Process is in the Best Interests of All Shareholders

We believe SpartanNash suffers from a lack of scale as well as years of failing to implement basic initiatives to improve the underlying fundamentals of the business. Plans to date are short on detail but long on buzzwords. Existing plans set an exceptionally low bar of $15-$30 million improvement in EBIT, and it is not even clear if those savings will fall to the bottom line given commentary on the Company’s recent Q4 2021 earnings call. While we believe there is an opportunity for this business to be turned around, we are concerned that the competition has pulled too far ahead, and the risk-adjusted return of a strategic alternative is a far safer and superior outcome for shareholders. Accordingly, we believe the best course of action is for the Company to immediately engage bankers to evaluate all strategic options.

We also believe the Board needs strong grocery and food distribution experience, as well as a shareholder representative in the room to oversee the development of a credible three-year plan and weigh that against strategic alternatives. To that end, we have nominated three highly qualified directors.

Jonathan Duskin

We believe Mr. Duskin's track record of value creation, capital markets acumen, significant retail sector investing experience and ownership perspective can help the Board pursue and evaluate all paths to maximizing value for shareholders.

•	Chief Executive Officer of Macellum Capital Management, an investment management firm, with more than 20 years of experience investing in retail and consumer sectors.
•	Former Managing Director at Prentice Capital Management, LP and Managing Director at S.A.C. Capital Associates LLC.
•	Former Chairman of the Investment Committee in the Research Department at Lehman Brothers Inc.
•	Lead Director of Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends, where he has helped deliver total shareholder returns of 106%.[5]
•	Holds a B.A. in Finance and Economics from The University of Massachusetts Amherst.

John E. Fleming

We believe Mr. Fleming's retail sector and ecommerce expertise and relevant grocery and food distribution experience would fill important gaps in the boardroom and help the Board develop a viable operating plan for delivering enhanced value.

•	Previously held several executive roles at Walmart, Inc. (NYSE: WMT) from 2000 to 2010, including Chief Marketing Officer and Chief Merchandising Officer overseeing the grocery business. In addition, he served as Chief Executive Officer of Walmart.com.

5 Total shareholder return reflects the period from 5/24/17 to 3/17/22.

•	Director and Chair of the Compensation Committee of Bed Bath & Beyond Inc. (NASDAQ: BBBY), where he has helped deliver total shareholder returns of 79%.[6]
•	Former Interim Chief Executive Officer of r21Holdings, Inc., which he successfully led through the COVID-19 pandemic.
•	Serves on the advisory board of UNTUCKit LLC, a casual men's apparel company.
•	Previously served on the Board of Directors of Stitch Fix and Bi-Lo Holdings.
•	Holds a B.A. from Colorado College.

Michael J. Lewis

We believe Mr. Lewis' experience as a retail sector executive and his extensive knowledge of the consumer goods and food service industries would help the Board improve the Company's operations and corporate structure.

•	Former Executive Vice President and President of Retail for OfficeMax, an office supplies retailer and subsidiary of The ODP Corporation (NASDAQ: ODP).
•	Previously held multiple roles at Walmart Inc. (NYSE: WMT), including Senior Vice President of a Global Merchandising Center with responsibility for food, consumables and OTC products, and President of the Midwest Stores Division.
•	Former Executive Vice President and President of the Retail Division at Nash Finch (formerly NASDAQ: NAFC) and Vice President of Loblaws Supermarkets, Ltd, a Canadian supermarket chain.
•	Former director of Feeding America, the nation's leading domestic hunger-relief organization.
•	Holds a M.B.A in Marketing and Finance from York University Schulich School of Business and a B.S. in Chemical Engineering from Queen's University.

6 Total shareholder return reflects the period from 5/29/19 to 3/17/22.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of twelve directors. The Company has disclosed that three current Board members will not be seeking election at the 2022 Annual Meeting and effective immediately upon the close of the 2022 Annual Meeting, the size of the Board will be reduced from twelve to nine directors. Macellum Home has nominated three independent, highly-qualified Nominees for election to the Board to replace three incumbent directors. If elected, our Nominees will constitute a minority of the Board and there can be no guarantee that the Nominees will be able to implement the actions that they believe are necessary to unlock shareholder value. However, we believe the election of our Nominees is an important step in the right direction for enhancing long-term value at the Company.

This Proxy Statement is soliciting proxies to elect not only our three Nominees, but also the candidates who have been nominated by the Company other than M. Shân Atkins, Douglas A. Hacker and William R. Voss. This gives shareholders who wish to vote for our Nominees the ability to vote for a full slate of nine nominees in total. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees. The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company are set forth above in the section entitled “Reasons for the Solicitation” and below. This information has been furnished to us by the Nominees. All of the Nominees, other than Mr. Lewis, are citizens of the United States. Mr. Lewis is a citizen of Canada.

Jonathan Duskin, age 54, has served as Chief Executive Officer of Macellum Capital Management, LLC, a Delaware limited liability company (“Macellum Capital”), which operates a New York-based pooled investment fund, since July 2009, and as the sole member of Macellum GP, which is the general partner of Macellum Capital and Macellum Hudson, since September 2011. From January 2005 to February 2008, Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm. From March 2002 to January 2005, Mr. Duskin was a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund. From January 1998 to January 2002, Mr. Duskin was a Managing Director at Lehman Brothers Inc., an investment bank, and served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department. Mr. Duskin has served on the board of directors of Citi Trends, Inc. (NASDAQ: CTRN), a retail clothing chain selling discounted products targeted primarily at urban customers, since May 2017. Mr. Duskin previously served on the board of directors of Christopher & Banks Corporation (OTC: CBKC), a retail company, from June 2016 to April 2021. Mr. Duskin holds a B.A. in Finance and Economics from the University of Massachusetts at Amherst.

The Investor Group believes Mr. Duskin will bring considerable business, financial services and retail investment expertise, having provided financial and investment banking services to a variety of public and private companies, as well as a shareholder mindset, as the beneficial owner of a significant amount of the outstanding Common Stock.

John E. Fleming, age 63, is a private investor and has served as an independent director and advisor since August 2016. Mr. Fleming has served on the board of directors of Bed Bath & Beyond Inc. (NASDAQ: BBBY), a chain of domestic merchandise retail stores, since June 2019, where he also serves as Chair of the Compensation Committee. Mr. Fleming has served on the board of directors of r21Holdings, Inc., a specialty retailer of young men and women's casual apparel and accessories, since September 2018. In addition, he has served as a member of the advisory board of UNTUCKit LLC, a casual men’s apparel company, since December 2017, and as a member of the board of directors of The Visual Comfort Group, a lighting company that serves both wholesale and direct to consumer channels, since May 2017. Mr. Fleming served as Interim Chief Executive Officer of r21Holdings, Inc. from February 2020 to December 2020, where he successfully led the company through the pandemic. Previously, Mr. Fleming served as the Chief Executive Officer of Global eCommerce of Uniqlo Co. Ltd., a Japanese casual wear designer, manufacturer and retailer, from October 2013 to August 2016. Prior to that, he was at Walmart, Inc. (NYSE: WMT) (“Walmart”), a multinational retail corporation, from 2000 to 2010, where he held a number of executive positions, including Executive Vice President, Chief Marketing Officer (2005 to 2006) and Executive Vice President, Chief Merchandising Officer (2007 to 2010). From 2001 to 2005, Mr. Fleming served as the Chief Executive Officer of Walmart.com, Walmart’s e-commerce platform, and was the Chief Merchandising Officer in 2000. He began his career at Dayton Hudson, previously a department store chain, and rose through the ranks to become the Senior Vice President of Merchandising. He served at Dayton Hudson from 1981 to 2000. Since April 2005, Mr. Fleming has served on the board of directors of USA Hockey Foundation, the philanthropic arm of USA Hockey. He previously served on the board of directors of each of Stitch Fix, an online subscription and personal styling service, from 2012 to 2014, Bi-Lo Holdings, LLC, a subsidiary of Southeastern Grocers, a supermarket portfolio, from 2012 to 2014 and Walmart de México y Centroamérica, the Mexican and Central American Walmart division, from 2006 to 2009. Mr. Fleming received his B.A. from Colorado College.

The Investor Group believes that Mr. Fleming’s significant retail experience, including nearly a decade at Walmart in senior executive positions, including overseeing Walmart’s grocery business and e-commerce sector, would make him a valuable addition to the Board.

Michael J. Lewis, age 71, has served as President and Chief Executive Officer of MJL Consulting, a consulting firm, since 2016. Prior to that, Mr. Lewis served as Executive Vice President and President of Retail for OfficeMax, an office supplies retailer and subsidiary of The ODP Corporation (NASDAQ: ODP), from 2011 to 2013. Mr. Lewis served a couple roles at Walmart Inc. (NYSE: WMT), a multinational retail corporation, such as Senior Vice President of a Global Merchandising Center with responsibility for food, consumables and OTC products, from 2010 to 2011 and President of the Midwest Stores Division from 2005 to 2010. Previously, Mr. Lewis served as Executive Vice President and President of the Retail Division at Nash Finch Company (formerly NASDAQ: NAFC), which was a wholesale food distributor, from 2003 to 2005; President and Chief Executive Officer of Conquest Management Corp., an investment and management-consulting firm, from 1995 to 2003; a Division President at Scott’s Hospitality, Inc., a food and consumer services company with operations in Canada, the United States and Great Britain, from 1993 to 1995; President of Willson Stationers Ltd., a Canadian office supplies retailer and commercial distributor, from 1989 to 1992; Vice President of the No Frills Division of Loblaws Supermarkets, Ltd, a Canadian supermarket chain, from 1985 to 1989; Senior Consultant of CLC Canadian Marketing Associates Limited, a consumer products strategy and marketing consulting firm from 1981 to 1985; Group Product Manager of RJR-MacDonald Inc., a tobacco manufacturing company, from 1978 to 1981; Brand Manager of Warner-Lambert Canada Ltd., an American pharmaceutical company that was acquired by Pfizer Inc. (NYSE: PFE), from 1975 to 1978; and Technical Sales Representative of Kodak Canada Ltd., which was a wholesale distributer of photographic equipment and supplies, from 1973 to 1975. Mr. Lewis served on the board of directors of OfficeMax JV in Mexico, a majority stake venture by The ODP Corporation which was sold in 2016, from 2011 to 2013. Mr. Lewis also served on the board of directors of Feeding America, the nation’s leading domestic hunger-relief organization, from 2009 to 2015. Mr. Lewis received an M.B.A. in Marketing and Finance from York University Schulich School of Business and B.S. in Chemical Engineering from Queen’s University.

The Investor Group believes Mr. Lewis’ extensive executive-level experience in grocery, food distribution, retail and consumer goods, makes him a well-qualified candidate for election to the Board.

Mr. Duskin’s principal business address is 99 Hudson Street, 5th Floor, New York, New York 10013. Mr. Fleming’s principal business address is 3945 Market Street, #605, Edina, Minnesota 55424. Mr. Lewis’s principal business address is 3341 Creekview Drive, Bonita Springs, Florida 34134.

As of the date hereof, none of the Nominees, except Mr. Duskin, own beneficially or of record any shares of Common Stock. As the sole member of Macellum GP, Mr. Duskin may be deemed the beneficial owner of the 1,039,012 Shares beneficially owned by Macellum Home and Macellum Hudson.

Each of the Nominees is a member of a “group” together with the other Participants for the purposes of Section 13(d)(3) of the Exchange Act, and accordingly, the group is deemed to beneficially own the 1,672,060 shares of Common Stock beneficially owned in the aggregate by the Participants. Each Participant disclaims beneficial ownership with respect to the shares of Common Stock reported owned in this Proxy Statement, except to the extent of its, his or her pecuniary interest therein. Each Participant may be deemed to have the power to vote and dispose of the shares of Common Stock disclosed herein that he, she or it directly beneficially owns or he, she or it may be deemed to beneficially own. For information regarding purchases and sales of securities of the Company during the past two (2) years by the Participants, see Schedule I.

Macellum Home has signed separate letter agreements (the “Indemnification Agreements”) with each of the Nominees, except Mr. Duskin, pursuant to which it and its affiliates have agreed to indemnify such Nominees against certain claims arising from the Solicitation and any related transactions. For the avoidance of doubt, such indemnification does not apply to any claims made against such Nominees in their capacities as directors of the Company, if so elected.

The Nominees, the Macellum Group, and the Ancora Group have entered into the Amended Group Agreement, as further described in the section Background to the Solicitation.

Each of the Nominees, other than Mr. Duskin, has granted Jonathan Duskin power of attorney (the “POAs”) to execute certain SEC filings and other documents in connection with the Solicitation.

The Investor Group believes that each Nominee presently is, and if elected as a director of the Company, each Nominee would qualify as, an “independent director” within the meaning of (i) applicable Nasdaq Global Select Market (“Nasdaq”) listing standards applicable to board composition, (ii) Section 301 of the Sarbanes-Oxley Act of 2002 and (iii) the Company’s Corporate Governance Policy (as available on the Company’s website as of the date hereof). Notwithstanding the foregoing, the Investor Group acknowledges that no director of a Nasdaq listed company qualifies as “independent” under the Nasdaq listing standards unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, the Investor Group acknowledges that if any Nominee is elected, the determination of the Nominee’s independence under the NYSE listing standards ultimately rests with the judgment and discretion of the Board. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past ten (10) years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise, at the 2022 Annual Meeting; (xii) no Participant holds any positions or offices with the Company; (xiii) no Participant has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; and (xiv) no companies or organizations, with which any of the Participants has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. There are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Except as disclosed herein, with respect to each of the Nominees, (a) none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act (“Regulation S-K”) occurred during the past ten years, (b) there are no relationships involving any Nominee or any of Nominee’s associates that would have required disclosure under Item 407(e)(4) of Regulation S- K had such Nominee been a director of the Company, and (c) none of the Nominees nor any of their associates has received any fees earned or paid in cash, stock awards, option awards, non-equity incentive plan compensation, changes in pension value or nonqualified deferred compensation earnings or any other compensation from the Company during the Company’s last completed fiscal year, or was subject to any other compensation arrangement described in Item 402 of Regulation S-K.

Other than as stated herein, and except for compensation received by Mr. Duskin as the sole member of Macellum GP, there are no arrangements or understandings between or among any of the Participants or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the 2022 Annual Meeting. None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

Macellum GP, as the general partner of each of the Macellum Home and Macellum Hudson, may be entitled to an incentive allocation based on the performance of Macellum Home and Macellum Hudson’s portfolio of securities, which portfolios include shares of Common Stock. Mr. Duskin, as the sole member of Macellum GP, may be deemed to earn a pro-rata portion of any such incentive allocation to which Macellum GP is entitled.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve, or for good cause will not serve, the shares of Common Stock represented by the enclosed BLUE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under SpartanNash’s organizational documents and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under SpartanNash’s organizational documents and applicable law. In any such case, shares of Common Stock represented by the enclosed BLUE proxy card will be voted for such substitute nominee(s). Macellum Hudson reserves the right to nominate additional person(s), to the extent this is not prohibited under SpartanNash’s organizational documents and applicable law, if SpartanNash increases the size of the Board above its existing size or increases the number of directors whose terms expire at the 2022 Annual Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to our position that any attempt to increase the size of the current Board or to classify the Board constitutes an unlawful manipulation of SpartanNash’s corporate machinery.

WE STRONGLY URGE YOU TO VOTE “FOR” THE ELECTION OF THE NOMINEES ON THE ENCLOSED BLUE PROXY CARD

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICERS’ COMPENSATION

As discussed in further detail in the Company’s proxy statement, Section 14A of the Exchange Act requires that the Company provide its shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the named executive officers in accordance with the compensation disclosure rules of the SEC. Accordingly, the Company is asking shareholders to vote for the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 annual meeting of shareholders under the heading entitled ‘Executive Compensation,’ is hereby approved.”

As discussed in the Company’s proxy statement, the vote on the approval of the compensation of the Company’s named executive officers is advisory, which means that the vote is not binding on the Board, the Compensation Committee or the Company. The Company’s proxy statement further states that the Board and Compensation Committee value the opinions of shareholders and will take the results of the vote into consideration when making future decisions regarding executive compensation.

We do not believe the say-on-pay vote should be approved by shareholders. We do not believe the Company’s executive compensation program is structured appropriately to pay for performance. To state it simply, Mr. Sarsam, the Company’s CEO, as well as the rest of the top five named executive officers, were paid 43% more in fiscal 2021 than in fiscal 2014, while the Company’s Adjusted EBITDA declined by 7%, which we believe would be more if it were not for the Covid-19 pandemic tailwinds. During the same period from fiscal 2014 to fiscal 2021, the Company’s top five company executives, including the CEO, took home $71.2 million or a 62% increase in compensation, while EBITDA declined.

In addition, we are troubled that the Board appears to have lowered the bar for its named executive officers to achieve 100% of their annual cash incentive awards with Sales and Adjusted EBITDA targets lowered by 2.5% and 12.7%, respectively below actual fiscal 2020 results. Moreover, it appears that named executive officers could achieve 200% of their annual cash incentive awards if Sales grew 2.4% but Adjusted EBITDA declined 5.6%. We don’t believe these targets align management performance with shareholders. The Board also seems to have changed their Long-Term Performance Cash Incentive awards from a three-year performance period to a two-year cumulative period with an additional 12 month vesting period which shortens the alignment of pay with long-term performance.

We are not alone in finding issue with certain aspects of the Company’s executive compensation plan. In its evaluation of the Company’s executive compensation plan for the 2021 Annual Meeting, Institutional Shareholder Services Inc. (ISS) noted a medium level of concern with respect to certain equity vesting arrangements that provide for an automatic accelerated vesting upon a change-in-control, which in ISS’s words “may result in an economic windfall to the executive.”

In our view, the Company’s compensation plan for named executive officers lacks alignment with shareholders, which may be the result of a Board that lacks any significant ownership in the Company – in fact, the current independent directors own less than 1.0% of the Company’s outstanding stock. Accordingly, we do not believe the Company’s compensation program is structured appropriate to pay for performance and are therefore recommending that shareholder vote AGAINST the say-on-pay vote.

FOR THESE REASONS, AMONG OTHERS, WE RECOMMEND A VOTE “AGAINST” THE SAY-ON-PAY VOTE AND INTEND TO VOTE OUR SHARES “AGAINST” THIS PROPOSAL.

PROPOSAL NO. 3

APPROVAL OF THE ASSOCIATE PLAN

As discussed in further detail in the Company’s proxy statement, the Board has adopted and approved, subject to shareholder approval, the Associate Plan. According to the Company’s proxy statement, the purpose of the Associate Plan is to encourage associates of Company and its subsidiaries to promote the best interests of the Company and align the interests of associates with those of the Company’s shareholders by permitting Associates to purchase shares of the Company’s common stock at a discount to the market price. The purchase of stock through the Associate Plan is intended to qualify as the exercise of an option granted under an employee stock purchase plan, as defined in Section 423 of the Internal Revenue Code.

WE MAKE NO RECOMMENATION WITH RESPECT TO THE ASSOCIATE PLAN AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING December 31, 2022

As discussed in further detail in the Company’s proxy statement, the Company has proposed that the shareholders ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The Company’s proxy statement further states that if the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider a change in auditors for the next year.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING December 31, 2022, AND INTEND TO VOTE OUR SHARES FOR THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Shareholders are entitled to one vote for each share of Common Stock held of record on the Record Date with respect to each matter to be acted on at the 2022 Annual Meeting. Only shareholders of record on the Record Date will be entitled to notice of and to vote at the 2022 Annual Meeting. Shareholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Shareholders of record on the Record Date will retain their voting rights in connection with the 2022 Annual Meeting even if they sell such shares of Common Stock after the Record Date. Based on publicly available information, the Investor Group believes that the only outstanding class of securities of the Company entitled to vote at the 2022 Annual Meeting is the Common Stock.

Shares of Common Stock represented by properly executed BLUE proxy cards will be voted at the 2022 Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees, AGAINST the say-on-pay vote, FOR the approval of the Associate Plan, FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022, and in the discretion of the persons named as proxies on all other matters as may properly come before the 2022 Annual Meeting, as described herein.

According to the Company’s proxy statement for the 2022 Annual Meeting, the current Board intends to nominate nine (9) candidates for election at the 2022 Annual Meeting with terms expiring at the 2023 Annual Meeting. This Proxy Statement is soliciting proxies to elect our Nominees as directors in opposition to three of the incumbent directors. Shareholders who vote on the enclosed BLUE proxy card will also have the opportunity to vote for the candidates who has been nominated by the Company other than M. Shân Atkins, Douglas A. Hacker and William R. Voss. Shareholders will therefore be able to vote for the total number of directors up for election at the 2022 Annual Meeting. Under applicable proxy rules we are required either to solicit proxies only for our Nominees, which could result in limiting the ability of stockholders to fully exercise their voting rights with respect to the Company’s nominees, or to solicit for our Nominees while also allowing stockholders to vote for fewer than all of the Company’s nominees, which enables a stockholder who desires to vote for our Nominees to also vote for certain of the Company’s nominees. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. In the event that some of the Nominees are elected, there can be no assurance that the Company nominee(s) who get the most votes and are elected to the Board will choose to serve as on the Board with the Nominees who are elected.

VIRTUAL MEETING

Due to the COVID-19 pandemic, the 2022 Annual Meeting will be held online via a live webcast at www.cesonlineservices.com/sptn22_vm. You will not be able to attend the 2022 Annual Meeting in person at a physical location. According to the Company’s proxy statement, only the Company’s shareholders as of the close of business on the Record Date, their duly-appointed proxies and guests invited by the Company may attend the 2022 Annual Meeting.

You may only participate in the virtual meeting by registering in advance at www.cesonlineservices.com/sptn22_vm prior to the deadline of 10:00 a.m. Eastern Daylight Time on June 8, 2022. According to the Company, please have the Company’s voting instruction form, proxy card or other communication containing your control number available and follow the instructions to complete your registration request. Upon completing registration, the Company has indicated that participants will receive further instructions via email, including unique links that will allow them to access the 2022 Annual Meeting and will permit them to submit questions during the 2022 Annual Meeting.

We encourage you to access the 2022 Annual Meeting site prior to the start time to allow ample time to log into the meeting webcast and test your computer system.

Whether or not you plan to attend the 2022 Annual Meeting, we urge you to sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the BLUE proxy card. Additional information and our proxy materials can also be found at www.CreateValueatSpartanNash.com. If you have any difficulty following the registration process, please email info@saratogaproxy.com.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the 2022 Annual Meeting, the presence, virtually or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the 2022 Annual Meeting will constitute a quorum and permit the Company to conduct business at the 2022 Annual Meeting.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Under applicable rules, your broker will not have discretionary authority to vote your shares at the 2022 Annual Meeting on any of the proposals.

If you are a shareholder of record, you must deliver your vote by mail or attend the 2022 Annual Meeting and vote in order to be counted in the determination of a quorum.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ The Company has adopted a plurality vote standard for director elections. As a result of our nomination of the Nominees, the director election at the 2022 Annual Meeting will be contested, so the nine (9) nominees receiving the highest number of affirmative votes will be elected as directors of the Company. This means that the nine director nominees who receive the most votes will be elected to the Board. Any shares not voted “FOR” a particular nominee, whether as a result of a withhold vote or a broker non-vote, will not be counted in such nominee’s favor and will not affect the outcome of the election.

Say-on-Pay Vote ─ According to the Company’s proxy statement, although the say-on-pay vote is non-binding, assuming that a quorum is present, a majority of the votes cast by shareholders entitled to vote thereon will be required for approval of the advisory vote on the Company’s named executive officers’ compensation. According to the Company’s proxy statement, abstentions and broker non-votes will not be counted as votes cast and will not affect the outcome of the vote on this proposal.

Associate Plan ─ According to the Company’s proxy statement, assuming that a quorum is present, a majority of the votes cast by shareholders entitled to vote thereon will be required for approval of the Associate Plan. According to the Company’s proxy statement, abstentions and broker non-votes will not be counted as votes cast and will not affect the outcome of the vote on this proposal.

Ratification of the Appointment of Accounting Firm ─ According to the Company’s proxy statement, assuming that a quorum is present, a majority of the votes cast by shareholders entitled to vote thereon will be required for approval of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year, ending December 31, 2022. According to the Company’s proxy statement, abstentions and broker non-votes will not be counted as votes cast and will not affect the outcome of the vote on this proposal.

If you sign and submit your BLUE proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Investor Group’s recommendations specified herein and in accordance with the discretion of the persons named on the BLUE proxy card with respect to any other matters that may be voted upon at the 2022 Annual Meeting.

REVOCATION OF PROXIES

Shareholders of the Company may revoke their proxies at any time prior to exercise by attending the 2022 Annual Meeting and voting virtually (although attendance at the 2022 Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Investor Group in care of Saratoga at the address set forth on the back cover of this Proxy Statement or to the Company at 850 76th Street S.W., P.O. Box 8700, Grand Rapids, Michigan 49518 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to the Investor Group in care of Saratoga at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock. Additionally, Saratoga may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Participants. Proxies may be solicited by mail, facsimile, telephone, electronic mail, in person and by advertisements. Solicitations may also be made by certain of the respective directors, officers, members and employees of the Investor Group, none of whom will, except as described elsewhere in this Proxy Statement, receive additional compensation for such solicitation. The Nominees may make solicitations of proxies but, except as described herein, will not receive compensation for acting as director nominees.

We have retained Saratoga for solicitation and advisory services in connection with solicitations relating to the 2022 Annual Meeting. Saratoga will receive up to $150,000, applicable toward the final fee to be mutually agreed upon by the Investor Group and Saratoga and reimbursement of reasonable out-of-pocket expenses for its services to the Investor Group in connection with the Solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of common stock held as of the Record Date. The Investor Group will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, directors, officers, members and certain other employees of the Investor Group and its affiliates may solicit proxies as part of their duties in the normal course of their employment without any additional compensation. It is anticipated that Saratoga will employ approximately 20 persons to solicit shareholders for the 2022 Annual Meeting.

The Macellum Group and the Ancora Group will pay all costs of the Solicitation. The Macellum Group and the Ancora Group may seek reimbursement from the Company of all expenses it incurs in connection with the Solicitation but does not intend to submit the question of such reimbursement to a vote of shareholders of the Company. The expenses incurred by the Macellum Group and the Ancora Group to date in furtherance of, or in connection with, the Solicitation is approximately $300,000. The Group and the Ancora Group anticipate that its total expenses will be approximately $500,000. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any the Solicitation.

ADDITIONAL PARTICIPANT INFORMATION

The Participants in this proxy solicitation are the Macellum Group, the Ancora Group and the Nominees. The principal business of Macellum Hudson and Macellum Home is investing in securities. The principal business of Macellum Advisors is serving as the investment manager for Macellum Hudson.  The principal business of Macellum GP is serving as the general partner of Macellum Hudson and Macellum Home.  The principal business of each of the Ancora Funds is investing in securities. The principal business of Ancora Alternatives is serving as the general partner of each of the Ancora Funds and as a registered investment advisor to certain of its affiliates, including each of the Ancora Funds and the Ancora Alternatives SMA (as defined below). The principal business of Ancora Holdings is serving as the sole member of each of Ancora Alternatives and certain other registered investment advisors. The principal occupation of Mr. DiSanto is serving as the Chairman and Chief Executive Officer of Ancora Holdings.

Messrs. Duskin and DiSanto are citizens of the United States.

The address of the principal office of each of the members of the Macellum Group is 99 Hudson Street, 5th Floor, New York, New York 10013. The address of the principal office of each of the members of the Ancora Group is 6060 Parkland Boulevard, Suite 200, Cleveland, Ohio 44124.

As of the date hereof, Macellum Hudson directly beneficially owns 1,070,012 shares of Common Stock. As of the date hereof, Macellum Home directly beneficially owns 1,000 shares of Common Stock, which are held in record name. As the investment manager of Macellum Hudson and Macellum Home, Macellum Advisors may be deemed to beneficially own the 1,000 shares of Common Stock beneficially owned directly by Macellum Home and 1,070,012 shares of Common Stock beneficially owned directly by Macellum Hudson. As the general partner of Macellum Hudson, Macellum Home and Macellum Advisors, Macellum GP may be deemed to beneficially own the 1,000 shares of Common Stock beneficially owned directly by Macellum Home and 1,070,012 shares of Common Stock beneficially owned directly by Macellum Hudson. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 1,000 shares of Common Stock beneficially owned directly by Macellum Home and 1,070,012 shares of Common Stock beneficially owned directly by Macellum Hudson.

As of the date hereof, Ancora Merlin Institutional directly beneficially owns 177,840 shares of Common Stock. As of the date hereof, Ancora Merlin directly beneficially owns 15,682 shares of Common Stock. As of the date hereof, Ancora Catalyst Institutional directly beneficially owns 177,650 shares of Common Stock. As of the date hereof, Ancora Catalyst directly beneficially owns 15,857 shares of Common Stock. As the investment advisor to each of the Ancora Funds and a separately managed account (the “Ancora Alternatives SMA”), Ancora Alternatives may be deemed to beneficially own the 387,029 shares of Common Stock beneficially owned in the aggregate by the Ancora Funds and 214,019 shares of Common Stock held in the Ancora Alternatives SMA. As the sole member of Ancora Alternatives, Ancora Holdings may be deemed to beneficially own the 387,029 shares of Common Stock beneficially owned in the aggregate by the Ancora Funds and 214,019 shares of Common Stock held in the Ancora Alternatives SMA. As the Chairman and Chief Executive Officer of Ancora Holdings, Mr. DiSanto may be deemed to beneficially own the 387,029 shares of Common Stock beneficially owned in the aggregate by the Ancora Funds and 214,019 shares of Common Stock held in the Ancora Alternatives SMA.

From time to time, each of Macellum Home, Macellum Hudson and the Ancora Funds effect purchases of securities primarily through margin accounts maintained for them with prime brokers, which may extend margin credit to them as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and the prime brokers’ credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts. As of the date hereof, none of the shares of Common Stock beneficially owned by Macellum Home, Macellum Hudson or any of the Ancora Funds are currently pledged. Except as otherwise set forth herein, the Common Stock purchased by each of Macellum Hudson, Macellum Home, the Ancora Funds and the Ancora Alternatives SMA were purchased with working capital in open market purchases, except as otherwise noted, as set forth in Schedule I.

OTHER MATTERS AND ADDITIONAL INFORMATION

The Investor Group is unaware of any other matters to be considered at the 2022 Annual Meeting. However, should other matters, which the Investor Group is not aware of at a reasonable time before this solicitation, be brought before the 2022 Annual Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters in their discretion.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the document to you if you write to our proxy solicitor, Saratoga, at the following address or phone number: 520 8th Avenue, 14th Floor, New York, New York 10018 or call toll free at (888) 368-0379. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact our proxy solicitor at the above address and phone number.

The information concerning the Company and the proposals in the Company’s proxy statement contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements. All information relating to any person other than the Participants is given only to the knowledge of the Investor Group.

This Proxy Statement is dated April 19, 2022. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to shareholders shall not create any implication to the contrary.

SHAREHOLDER PROPOSALS

According to the Company’s proxy statement for the 2022 Annual Meeting, any proposals of shareholders which are intended to be presented at the 2022 Annual Meeting must be received by the Corporate Secretary at the Company’s corporate offices no later than December 19, 2022 to be eligible for inclusion in the Company’s 2022 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at the 2022 Annual Meeting without inclusion of that proposal in the Company’s 2022 proxy materials and written notice of the proposal is not received by the Corporate Secretary at the Company’s corporate offices no later than December 19, 2022, or if the Company meets other requirements of the SEC rules, proxies solicited by the Board for the 2022 Annual Meeting will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE 2022 ANNUAL MEETING BASED ON RELIANCE ON RULE 14A-5(C). THIS DISCLOSURE INCLUDES, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF THE COMPANY’S DIRECTORS, RELATED PERSON TRANSACTIONS AND GENERAL INFORMATION CONCERNING THE COMPANY’S ADMINISTRATION AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements.

________________

Your vote is important.  No matter how many or how few shares you own, please vote to elect the Nominees by marking, signing, dating and mailing the enclosed BLUE proxy card promptly.

Dated: April 19, 2022

MACELLUM HOME FUND LP

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Date of Purchase/Sale

Macellum HOME Fund LP

Purchase of Common Stock	1,000	10/21/2021

Macellum Hudson Fund LP

Purchase of Common Stock	12,400	12/08/2021
Purchase of Common Stock	12,000	12/09/2021
Purchase of Common Stock	3,000	12/10/2021
Purchase of Common Stock	3,000	12/13/2021
Purchase of Common Stock	2,000	12/14/2021
Purchase of Common Stock	8,000	12/17/2021
Purchase of Common Stock	8,000	12/20/2021
Purchase of Common Stock	8,000	12/21/2021
Purchase of Common Stock	7,000	12/22/2021
Purchase of Common Stock	4,000	12/23/2021
Purchase of Common Stock	7,000	12/27/2021
Purchase of Common Stock	6,000	12/28/2021
Purchase of Common Stock	6,000	12/29/2021
Purchase of Common Stock	7,000	12/30/2021
Purchase of Common Stock	8,000	12/31/2021
Purchase of Common Stock	11,000	01/03/2022
Purchase of Common Stock	7,000	01/04/2022
Purchase of Common Stock	9,000	01/05/2022
Purchase of Common Stock	9,000	01/06/2022
Purchase of Common Stock	9,000	01/07/2022
Purchase of Common Stock	9,000	01/10/2022
Purchase of Common Stock	10,000	01/11/2022
Purchase of Common Stock	11,000	01/12/2022
Purchase of Common Stock	13,000	01/13/2022
Purchase of Common Stock	15,000	01/14/2022
Purchase of Common Stock	10,000	01/18/2022
Purchase of Common Stock	12,500	01/19/2022
Purchase of Common Stock	15,000	01/20/2022
Purchase of Common Stock	7,500	01/21/2022
Purchase of Common Stock	10,000	01/24/2022
Purchase of Common Stock	20,722	01/25/2022
Purchase of Common Stock	22,613	01/26/2022
Purchase of Common Stock	20,000	01/27/2022
Purchase of Common Stock	28,500	01/28/2022
Purchase of Common Stock	14,285	01/31/2022
Purchase of Common Stock	57,633	02/01/2022
Purchase of Common Stock	17,746	02/02/2022
Purchase of Common Stock	33,664	02/03/2022
Purchase of Common Stock	16,848	02/04/2022
Purchase of Common Stock	28,500	02/07/2022
Purchase of Common Stock	22,696	02/08/2022
Purchase of Common Stock	30,440	02/09/2022
Purchase of Common Stock	21,091	02/10/2022
Purchase of Common Stock	25,000	02/11/2022
Purchase of Common Stock	31,299	02/15/2022
Purchase of Common Stock	25,000	02/16/2022
Purchase of Common Stock	65,756	02/17/2022
Purchase of Common Stock	20,000	02/18/2022
Purchase of Common Stock	48,501	02/22/2022
Purchase of Common Stock	22,800	02/23/2022
Purchase of Common Stock	20,271	02/24/2022
Purchase of Common Stock	30,340	03/01/2022
Purchase of Common Stock	16,400	03/02/2022
Purchase of Common Stock	16,400	03/03/2022
Purchase of Common Stock	20,000	03/04/2022
Purchase of Common Stock	30,107	03/07/2022
Purchase of Common Stock	32,000	03/08/2022
Purchase of Common Stock	24,000	03/09/2022
Purchase of Common Stock	16,000	03/10/2022
Purchase of Common Stock	32,000	03/18/2022

I-1

Ancora Merlin, LP

Purchase of Common Stock	488	01/12/2022
Purchase of Common Stock	526	01/13/2022
Purchase of Common Stock	607	01/14/2022
Purchase of Common Stock	608	01/18/2022
Purchase of Common Stock	608	01/19/2022
Purchase of Common Stock	615	01/20/2022
Purchase of Common Stock	308	01/21/2022
Purchase of Common Stock	405	01/24/2022
Purchase of Common Stock	839	01/25/2022
Purchase of Common Stock	543	01/26/2022
Purchase of Common Stock	480	01/27/2022
Purchase of Common Stock	686	01/28/2022
Purchase of Common Stock	343	01/31/2022
Purchase of Common Stock	1,385	02/01/2022
Purchase of Common Stock	426	02/02/2022
Purchase of Common Stock	795	02/03/2022
Purchase of Common Stock	397	02/04/2022
Purchase of Common Stock	673	02/07/2022
Purchase of Common Stock	535	02/08/2022
Purchase of Common Stock	718	02/09/2022
Purchase of Common Stock	497	02/10/2022
Purchase of Common Stock	590	02/11/2022
Purchase of Common Stock	738	02/15/2022
Purchase of Common Stock	590	02/16/2022
Purchase of Common Stock	609	02/17/2022
Purchase of Common Stock	85	03/01/2022
Purchase of Common Stock	46	03/02/2022
Purchase of Common Stock	46	03/03/2022
Purchase of Common Stock	64	03/04/2022
Purchase of Common Stock	97	03/07/2022
Purchase of Common Stock	103	03/08/2022
Purchase of Common Stock	77	03/09/2022
Purchase of Common Stock	52	03/10/2022
Purchase of Common Stock	103	03/18/2022

I-2

Ancora MERLIN Institutional, LP

Purchase of Common Stock	5,547	01/12/2022
Purchase of Common Stock	5,974	01/13/2022
Purchase of Common Stock	6,893	01/14/2022
Purchase of Common Stock	6,892	01/18/2022
Purchase of Common Stock	6,892	01/19/2022
Purchase of Common Stock	6,885	01/20/2022
Purchase of Common Stock	3,442	01/21/2022
Purchase of Common Stock	4,595	01/24/2022
Purchase of Common Stock	9,521	01/25/2022
Purchase of Common Stock	6,166	01/26/2022
Purchase of Common Stock	5,453	01/27/2022
Purchase of Common Stock	7,786	01/28/2022
Purchase of Common Stock	3,895	01/31/2022
Purchase of Common Stock	15,713	02/01/2022
Purchase of Common Stock	4,839	02/02/2022
Purchase of Common Stock	9,022	02/03/2022
Purchase of Common Stock	4,510	02/04/2022
Purchase of Common Stock	7,628	02/07/2022
Purchase of Common Stock	6,075	02/08/2022
Purchase of Common Stock	8,148	02/09/2022
Purchase of Common Stock	5,646	02/10/2022
Purchase of Common Stock	6,691	02/11/2022
Purchase of Common Stock	8,378	02/15/2022
Purchase of Common Stock	6,691	02/16/2022
Purchase of Common Stock	6,908	02/17/2022
Purchase of Common Stock	973	03/01/2022
Purchase of Common Stock	526	03/02/2022
Purchase of Common Stock	526	03/03/2022
Purchase of Common Stock	730	03/04/2022
Purchase of Common Stock	1,098	03/07/2022
Purchase of Common Stock	1,168	03/08/2022
Purchase of Common Stock	876	03/09/2022
Purchase of Common Stock	584	03/10/2022
Purchase of Common Stock	1,169	03/18/2022

I-3

Ancora Catalyst, LP

Purchase of Common Stock	494	01/12/2022
Purchase of Common Stock	533	01/13/2022
Purchase of Common Stock	615	01/14/2022
Purchase of Common Stock	615	01/18/2022
Purchase of Common Stock	615	01/19/2022
Purchase of Common Stock	615	01/20/2022
Purchase of Common Stock	307	01/21/2022
Purchase of Common Stock	410	01/24/2022
Purchase of Common Stock	849	01/25/2022
Purchase of Common Stock	550	01/26/2022
Purchase of Common Stock	487	01/27/2022
Purchase of Common Stock	694	01/28/2022
Purchase of Common Stock	347	01/31/2022
Purchase of Common Stock	1,402	02/01/2022
Purchase of Common Stock	431	02/02/2022
Purchase of Common Stock	804	02/03/2022
Purchase of Common Stock	402	02/04/2022
Purchase of Common Stock	680	02/07/2022
Purchase of Common Stock	541	02/08/2022
Purchase of Common Stock	726	02/09/2022
Purchase of Common Stock	503	02/10/2022
Purchase of Common Stock	597	02/11/2022
Purchase of Common Stock	747	02/15/2022
Purchase of Common Stock	597	02/16/2022
Purchase of Common Stock	616	02/17/2022
Purchase of Common Stock	86	03/01/2022
Purchase of Common Stock	46	03/02/2022
Purchase of Common Stock	47	03/03/2022
Purchase of Common Stock	65	03/04/2022
Purchase of Common Stock	98	03/07/2022
Purchase of Common Stock	104	03/08/2022
Purchase of Common Stock	78	03/09/2022
Purchase of Common Stock	52	03/10/2022
Purchase of Common Stock	104	03/18/2022

I-4

Ancora Catalyst Institutional, LP

Purchase of Common Stock	5,541	01/12/2022
Purchase of Common Stock	5,967	01/13/2022
Purchase of Common Stock	6,885	01/14/2022
Purchase of Common Stock	6,885	01/18/2022
Purchase of Common Stock	6,885	01/19/2022
Purchase of Common Stock	6,885	01/20/2022
Purchase of Common Stock	3,443	01/21/2022
Purchase of Common Stock	4,590	01/24/2022
Purchase of Common Stock	9,511	01/25/2022
Purchase of Common Stock	6,158	01/26/2022
Purchase of Common Stock	5,447	01/27/2022
Purchase of Common Stock	7,778	01/28/2022
Purchase of Common Stock	3,890	01/31/2022
Purchase of Common Stock	15,696	02/01/2022
Purchase of Common Stock	4,833	02/02/2022
Purchase of Common Stock	9,010	02/03/2022
Purchase of Common Stock	4,504	02/04/2022
Purchase of Common Stock	7,621	02/07/2022
Purchase of Common Stock	6,069	02/08/2022
Purchase of Common Stock	8,139	02/09/2022
Purchase of Common Stock	5,639	02/10/2022
Purchase of Common Stock	6,684	02/11/2022
Purchase of Common Stock	8,368	02/15/2022
Purchase of Common Stock	6,684	02/16/2022
Purchase of Common Stock	6,901	02/17/2022
Purchase of Common Stock	971	03/01/2022
Purchase of Common Stock	525	03/02/2022
Purchase of Common Stock	524	03/03/2022
Purchase of Common Stock	729	03/04/2022
Purchase of Common Stock	1,097	03/07/2022
Purchase of Common Stock	1,166	03/08/2022
Purchase of Common Stock	875	03/09/2022
Purchase of Common Stock	583	03/10/2022
Purchase of Common Stock	1,167	03/18/2022

I-5

ANCORA ALTERNATIVES, LLC

(through the Ancora Alternatives SMA)

Purchase of Common Stock	9,196	01/26/2022
Purchase of Common Stock	8,133	01/27/2022
Purchase of Common Stock	11,613	01/28/2022
Purchase of Common Stock	5,810	01/31/2022
Purchase of Common Stock	23,437	02/01/2022
Purchase of Common Stock	7,217	02/02/2022
Purchase of Common Stock	14,033	02/03/2022
Purchase of Common Stock	7,035	02/04/2022
Purchase of Common Stock	11,898	02/07/2022
Purchase of Common Stock	9,476	02/08/2022
Purchase of Common Stock	12,709	02/09/2022
Purchase of Common Stock	8,806	02/10/2022
Purchase of Common Stock	10,438	02/11/2022
Purchase of Common Stock	13,068	02/15/2022
Purchase of Common Stock	10,438	02/16/2022
Purchase of Common Stock	14,966	02/17/2022
Purchase of Common Stock	4,545	03/01/2022
Purchase of Common Stock	2,457	03/02/2022
Purchase of Common Stock	2,457	03/03/2022
Purchase of Common Stock	3,412	03/04/2022
Purchase of Common Stock	5,136	03/07/2022
Purchase of Common Stock	5,459	03/08/2022
Purchase of Common Stock	4,094	03/09/2022
Purchase of Common Stock	2,729	03/10/2022
Purchase of Common Stock	5,457	03/18/2022

I-6

ANCORA ADVISORS, LLC

(through separately managed accounts)1

Purchase of Common Stock	90	05/27/2020
Purchase of Common Stock	60	05/27/2020
Sale of Common Stock	(210)	05/28/2020
Sale of Common Stock	(90)	05/28/2020
Sale of Common Stock	(160)	05/28/2020
Sale of Common Stock	(60)	05/28/2020
Sale of Common Stock	(110)	05/28/2020
Sale of Common Stock	(120)	08/28/2020
Sale of Common Stock	(240)	08/28/2020
Sale of Common Stock	(100)	08/28/2020
Sale of Common Stock	(190)	08/28/2020
Sale of Common Stock	(60)	08/28/2020
Sale of Common Stock	(130)	08/28/2020

1 Ancora Advisors, LLC is not deemed to beneficially own any shares of Common Stock as of the date of this Proxy Statement and therefore is not deemed a participant thereunder.

I-7

SCHEDULE II

The following table is reprinted from the Company’s proxy statement filed with the Securities and Exchange Commission on April 18, 2022.

Ownership of SpartanNash Stock

The following table sets forth the number of shares of SpartanNash common stock reported to be beneficially owned by (i) each person or group which is known to the Company to be a beneficial owner of 5% or more of SpartanNash’s outstanding shares of common stock, (ii) each of our directors and nominees for director and each executive officer named in the Summary Compensation Table below (each, an “NEO”) and (iii) all directors, nominees for director and executive officers of SpartanNash as a group. Information reported with respect to SpartanNash directors, director nominees and officers is based on ownership as of April 11, 2022, the record date for the 2022 Annual Meeting; information with respect to other beneficial owners is based entirely on the most recent information filed by the beneficial owner with the SEC as of April 11, 2022, and the Company assumes no responsibility for such reports. Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting Power	Shared Dispositive Power	Total Beneficial Ownership	Percent of Class(1)
5% Owners
BlackRock, Inc.(2)	6,202,639	6,431,025	—	—	6,431,025	17.8%
The Vanguard Group(3)	—	2,661,955	43,554	64,712	2,726,667	7.5%
Dimensional Fund Advisors LP(4)	2,635,099	2,688,765	—	—	2,688,765	7.4%
Nominees, Directors, and Executive Officers
M. Shân Atkins	47,779	43,159	0	0	47,779	*
Arif Dar	29,321	10,384	0	0	29,321	*
Frank M. Gambino, Ph.D.	44,061	39,441	0	0	44,061	*
Douglas A. Hacker	55,713	50,737	0	0	55,713	*
Yvonne R. Jackson	41,673	37,053	0	0	41,673	*
Kathleen M. Mahoney(5)	74,600	32,842	0	0	74,600	*
Matthew M. Mannelly	30,354	25,734	0	0	30,354	*
Julien R. Mininberg	4,620	0	0	0	4,620	*
Jason Monaco	48,477	6,002	0	0	48,477	*
Elizabeth A. Nickels	52,108	47,488	0	0	52,108	*
Jaymin B. Patel	4,620	0	0	0	4,620	*
Hawthorne L. Proctor	35,208	30,588	0	0	35,208	*
Pamela S. Puryear, Ph.D.	4,620	0	0	0	4,620	*
Tony B. Sarsam	155,556	22,620	0	0	155,556	*
Mark Shamber(5)	77,875	33,634	0	0	77,875	*
Thomas Swanson	31,982	18,611	0	0	31,982	*
Yvonne Trupiano	47,706	26,707	0	0	47,706	*
William R. Voss	34,972	30,352	0	0	34,972	*
All directors, nominees and executive officers as a group (20 persons)	714,397	394,998	0	0	714,397	2.0%

 II-1

(1)	The percentages set forth in this column were calculated on the basis of 36,146,733 shares of common stock outstanding as of April 11, 2022. For SpartanNash directors, nominees, and officers, the number of shares stated is based on information provided by each person listed and includes shares the listed person has a right to acquire within 60 days of April 11, 2022. These numbers include shares solely owned by the listed person, shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(2)	Based on a Schedule 13G/A filed January 27, 2022 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(3)	Based on a Schedule 13G/A filed February 10, 2022 by The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA, 19355.

(4)	Based on a Schedule 13G/A filed February 8, 2022 by Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746.

(5)	Shares reflected are as of their last date of employment with the Company.

 II-2

IMPORTANT

Tell the Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give the Investor Group your proxy “FOR” the election of the Nominees and in accordance with the Investor Group’s recommendations on the other proposals on the agenda for the 2022 Annual Meeting by taking these three steps:

•	SIGNING the enclosed BLUE proxy card;
•	DATING the enclosed BLUE proxy card; and
•	MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed BLUE voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Saratoga at the address set forth below.

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of the Investor Group’s proxy materials,

please contact:

Shareholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

BLUE PROXY CARD

SPARTANNASH COMPANY

2022 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF MACELLUM HOME FUND, LP AND THE OTHER PARTICIPANTS IN ITS PROXY SOLICITATION

THE BOARD OF DIRECTORS OF SPARTANNASH COMPANY
IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints Jonathan Duskin, Aaron Goldstein and John Ferguson, and each of them, attorneys and agents with full power of substitution to vote all shares of Common Stock of SpartanNash Company (the “Company”) which the undersigned would be entitled to vote if personally present at the 2022 Annual Meeting of Shareholders of the Company scheduled to be held at www.cesonlineservices.com/sptn22_vm on June 9, 2022, at 10:00 a.m., local time (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “2022 Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the 2022 Annual Meeting that are unknown to Macellum Home Fund, LP (“Macellum Home”) a reasonable time before this solicitation, each of whom are deemed participants in this solicitation.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN PROPOSAL 1, “AGAINST” PROPOSAL 2 AND “FOR” PROPOSALS 3 AND 4.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse and the completion of the 2022 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting

This Proxy Statement and our BLUE proxy card are available at

www.CreateValueatSpartanNash.com

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

BLUE PROXY CARD

[X] Please mark vote as in this example

MACELLUM HOME STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR ALL NOMINEES” LISTED BELOW IN PROPOSAL 1, “AGAINST” PROPOSAL 2, AND MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSALS 3 AND 4.

1.	Macellum Home’s proposal to elect Jonathan Duskin, John E. Fleming, and Michael J. Lewis to the Board to serve as directors with a term expiring at the 2023 annual meeting of shareholders and until their respective successors are duly elected and qualified.
		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL NOMINEES EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:	Jonathan Duskin John E. Fleming Michael J. Lewis	☐	☐	☐ ________________ ________________

Macellum Home intends to use this proxy to vote (i) “FOR” Jonathan Duskin, John E. Fleming, and Michael J. Lewis and (ii) “FOR” the candidates who have been nominated by the Company to serve as directors, other than M. Shân Atkins, Douglas A. Hacker and William R. Voss, for whom Macellum Hudson is not seeking authority to vote for and will not exercise any such authority. The names, backgrounds and qualifications of the candidates who have been nominated by the Company, and other information about them, can be found in the Company’s proxy statement. There is no assurance that any of the candidates who have been nominated by the Company will serve as directors if our Nominees are elected.

NOTE: If you do not wish for your shares to be voted “FOR” a particular nominee, mark the “FOR ALL NOMINEES EXCEPT NOMINEE(S) WRITTEN BELOW” box and write the name(s) of the nominee(s) you do not support on the line(s) above. Your shares will be voted for the remaining nominee(s).

2.	The Company’s proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.
☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	The Company’s proposal to approve the SpartanNash Company Associate Stock Purchase Plan of 2022, including the reservation of 300,000 shares for issuance thereunder.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	The Company’s proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2022.

☐ FOR	☐ AGAINST	☐ ABSTAIN

BLUE PROXY CARD

DATED: ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.